As filed with the Securities and Exchange Commission on April 30, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Allergan, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	95-01622442 (I.R.S. Employer Identification Number)

2525 Dupont Drive

Irvine, California 92612-1599

(Address of Principal Executive Offices including Zip Code)

ALLERGAN, INC. SAVINGS AND INVESTMENT PLAN

(RESTATED 2008), AS AMENDED

(Full Title of the Plan)

Matthew J. Maletta, Esq. Vice President, Associate General Counsel and Assistant Secretary Allergan, Inc. 2525 Dupont Drive Irvine, California 92612-1599 (714) 246-4500	Copy to: Cary K. Hyden, Esq. Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, CA 92626-1925 (714) 540-1235

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	2,500,000	$47.22	$118,050,000	$6,587.19

(1)	The Allergan, Inc. Savings and Investment Plan (Restated 2008), as amended (the “Plan”), permits investments in the Allergan Common Stock Fund, of which 2,500,000 shares of common stock, par value $0.01 per share, of Allergan, Inc. (the “Company”) (the “Common Stock”) are being registered hereunder and 5,380,000 of which have been previously registered (after giving effect to stock splits, stock dividends, spin-offs and similar transactions, as set forth in the Plan).
(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein. In the event of a stock split, stock dividend, spin-off, or similar transaction involving the Common Stock, the number of shares registered hereby shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act. Each share of Common Stock being registered hereunder, if issued prior to the termination of the Company’s Rights Agreement, dated as of January 25, 2000, as amended, will include one preferred share purchase right. Prior to the occurrence of certain events, the preferred share purchase rights will not be exercisable or evidenced separately from the Common Stock.
(3)	The Proposed Maximum Offering Price Per Share has been estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices of a share of Common Stock as reported on the New York Stock Exchange on April 27, 2009.

Proposed sale to take place as soon after the effective date of the Registration Statement as shares are issued.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Form S-8 will be sent or given to employees of Allergan, Inc. (referred to herein as “the Company,” “our,” “we” or “us”) eligible to participate in the Allergan, Inc. Savings and Investment Plan (Restated 2008), as amended (the “Plan”) in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents are not required to and are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Registration of Additional Securities

The Plan permits investment in the Allergan Common Stock Fund. The Company has previously registered 5,380,000 shares of Common Stock (after giving effect to stock splits, stock dividends, spin-offs and similar transactions, as set forth in the Plan) issuable under the Plan by (i) a Registration Statement on Form S-8 filed with the Commission on July 14, 1989, Registration No. 33-29528, (ii) a Registration Statement on Form S-8 filed with the Commission on December 24, 1991, Registration No. 33-44770, (iii) a Registration Statement on Form S-8 filed with the Commission on July 29, 1996, Registration No. 333-09091 and (iv) a Registration Statement on Form S-8 filed with the Commission on August 4, 2004, Registration No. 333-117937 (collectively, the “Prior Registration Statements”). Under this Registration Statement, the Company is registering an additional 2,500,000 shares of Common Stock issuable under the Plan. The contents of the Prior Registration Statements are incorporated by reference herein to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

Item 5. Interests of Named Experts and Counsel

The consolidated financial statements of Allergan, Inc. appearing in Allergan, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2008 (including the schedule appearing therein), and the effectiveness of Allergan, Inc.’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The statement of net assets available for benefits of the Plan as of December 31, 2007, and the related statement of changes in net assets available for benefits for the year then ended, and the supplemental schedule appearing in the December 31, 2007 annual report on Form 11-K of the Allergan, Inc. Savings and Investment Plan, have been incorporated herein by reference in reliance upon the report of Lesley, Thomas, Schwarz & Postma, Inc., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

Item 8. Exhibits

See Index to Exhibits included herein.

The Company previously received a determination letter from the Internal Revenue Service (the “IRS”), dated July 22, 2002, certifying that the Allergan, Inc. Savings and Investment Plan (Restated 2001) was qualified under Section 401 of the Internal Revenue Code, as amended. The Company has subsequent to that date amended and restated the Allergan, Inc. Savings and Investment Plan (Restated 2001). On January 31, 2008, the Company submitted the Allergan, Inc. Savings and Investment Plan (Restated 2008) to the IRS for a determination letter and hereby undertakes to make all changes required by the IRS in order to continue to maintain the qualification of the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on April 30, 2009.

ALLERGAN, INC.

By:	/s/ David E.I. Pyott
David E.I. Pyott Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Jeffrey L. Edwards
Jeffrey L. Edwards Executive Vice President, Finance and Business Development, Chief Financial Officer (Principal Financial Officer)

By:	/s/ James F. Barlow
James F. Barlow Senior Vice President, Corporate Controller (Principal Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints David E.I. Pyott, Jeffrey L. Edwards, Douglas S. Ingram and Matthew J. Maletta as attorney-in-fact and agent, acting alone, with full powers of substitution to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection with the registration statement, with the Securities and Exchange Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of April 30, 2009.

Signature	Title

/s/ David E.I. Pyott David E.I. Pyott	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Jeffrey L. Edwards Jeffrey L. Edwards	Executive Vice President, Finance and Business Development, Chief Financial Officer (Principal Financial Officer)

/s/ James F. Barlow James F. Barlow	Senior Vice President, Corporate Controller (Principal Accounting Officer)

/s/ Herbert W. Boyer, Ph.D. Herbert W. Boyer, Ph.D.	Director

/s/ Deborah Dunsire, M.D. Deborah Dunsire, M.D.	Director

/s/ Michael R. Gallagher Michael R. Gallagher	Director

/s/ Gavin S. Herbert Gavin S. Herbert	Director

/s/ Dawn Hudson Dawn Hudson	Director

/s/ Robert A. Ingram Robert A. Ingram	Director

/s/ Trevor M. Jones, Ph.D. Trevor M. Jones, Ph.D.	Director

/s/ Louis J. Lavigne, Jr. Louis J. Lavigne, Jr.	Director

/s/ Russell T. Ray Russell T. Ray	Director

/s/ Stephen J. Ryan, M.D. Stephen J. Ryan, M.D.	Director

/s/ Leonard D. Schaeffer Leonard D. Schaeffer	Director

Pursuant to the requirements of the Securities Act of 1933, the Trustee of the Allergan, Inc. Savings and Investment Plan (Restated 2008), as amended, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on this 30th day of April, 2009.

ALLERGAN, INC. SAVINGS AND INVESTMENT PLAN (RESTATED 2008), AS AMENDED

By:	/s/ Jeffrey L. Edwards
Name:	Jeffrey L. Edwards Member of the Executive Committee

INDEX TO EXHIBITS

EXHIBIT
4.1	Certificate of Designations of Series A Junior Participating Preferred Stock, as filed with the State of Delaware on February 1, 2000 (incorporated by reference to Exhibit 4.1 to Allergan, Inc.’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 1999)

4.2	Rights Agreement, dated as of January 25, 2000, between Allergan, Inc. and First Chicago Trust Company of New York (incorporated by reference to Exhibit 4 to Allergan, Inc.’s Current Report on Form 8-K filed on January 28, 2000)

4.3	Amendment to Rights Agreement, dated as of January 2, 2002, among First Chicago Trust Company of New York, Allergan, Inc. and EquiServe Trust Company, N.A., as successor Rights Agent (incorporated by reference to Exhibit 4.3 to Allergan, Inc.’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2001)

4.4	Second Amendment to Rights Agreement, dated as of January 30, 2003, between First Chicago Trust Company of New York, Allergan, Inc. and EquiServe Trust Company, N.A., as successor Rights Agent (incorporated by reference to Exhibit 1 to Allergan, Inc.’s amended Form 8-A filed on February 14, 2003)

4.5	Third Amendment to Rights Agreement, dated as of October 7, 2005, between Wells Fargo Bank, N.A. and Allergan, Inc., as successor Rights Agent (incorporated by reference to Exhibit 4.11 to Allergan, Inc.’s Report on Form 10-Q for the Quarter ended September 30, 2005)

5.1	Opinion of Counsel

5.2**	Internal Revenue Service Determination Letter dated July 22, 2002 (incorporated by reference to Exhibit 5.2 to Allergan, Inc.’s Registration Statement on Form S-8 No. 333-117937, filed on August 4, 2004)

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.3	Consent of Lesley, Thomas, Schwarz & Postma, Inc., Independent Registered Public Accounting Firm

24	Power of Attorney (included with the signature page to this Registration Statement)

99.1	Allergan, Inc. Savings and Investment Plan (Restated 2008) (incorporated by reference to Exhibit 10.16 to Allergan, Inc.’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2008)

99.2	First Amendment to Allergan, Inc. Savings and Investment Plan (Restated 2008) (incorporated by reference to Exhibit 10.17 to Allergan, Inc.’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2008)

**	The Company previously received a determination letter from the Internal Revenue Service (the “IRS”), dated July 22, 2002, certifying that the Allergan, Inc. Savings and Investment Plan (Restated 2001) was qualified under Section 401 of the Internal Revenue Code, as amended. The Company has subsequent to that date amended and restated the Allergan Inc. Savings and Investment Plan (Restated 2001). On January 31, 2008, the Company submitted the Allergan, Inc. Savings and Investment Plan (Restated 2008) to the IRS for a determination letter and hereby undertakes to make all changes required by the IRS in order to continue to maintain the qualification of the Plan.